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                                                                     EXHIBIT 5.1

Elwood Energy LLC
120 Tredegar Street
Richmond, Virginia  23219

We have acted as counsel to Elwood Energy LLC (the "Issuer") in connection with, and have participated in the preparation of, a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities Exchange Commission with respect to the Issuer's 8.159% Senior Secured Bonds due 2026 (the "Bonds") and the related Debt Service Reserve Guaranties (the "Guaranties") of Dominion Resources, Inc. and Peoples Energy Corporation (the "Guarantors"). We have examined such corporate and other records, certificates and other documents as we have considered relevant or necessary for purposes of this opinion.

Based upon the foregoing, we are of the opinion that, when issued as contemplated by the Registration Statement, the Bonds will be legally issued and will constitute valid and binding obligations of the Issuer, and the Guaranties will be legally issued and will constitute valid and binding obligations of the Guarantors.

Enforceability of the Issuer's obligations under the Bonds or the Guarantors' obligations under the Guaranties may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium and similar laws affecting the enforcement of creditors' rights generally or by the application of equitable principles.

We express no opinion as the laws of jurisdictions other than the laws of New York, Virginia Illinois and the United States of America and the Delaware Limited Liability Company Act (including provisions of the Delaware Constitution and case law pertaining thereto).

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                /s/ McGuireWoods LLP

January 10, 2002